EXHIBIT 99.1

For Immediate Release

Contact:                         Willing L. Biddle, President or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports Operating Results for the Third Quarter and First Nine Months of Fiscal 2012

Greenwich, Connecticut, September 6, 2012 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today announced its third quarter and nine months financial results for the period ended July 31, 2012.

Diluted Funds from Operations (FFO) for the quarter ended July 31, 2012 was $8,535,000 or $0.30 per Class A Common share and $0.27 per Common share, compared to $8,196,000 or $0.29 per Class A Common share and $0.27 per Common share in last year's third quarter.  For the first nine months of fiscal 2012, diluted FFO amounted to $24,681,000 or $0.88 per Class A Common share and $0.80 per Common share compared to $26,607,000 or $0.95 per Class A Common share and $0.87 per Common share in the corresponding period of fiscal 2011.

Net income applicable to Class A Common and Common stockholders was $4,221,000 or $0.15 per diluted Class A Common share and $0.14 per diluted Common share in the third quarter of fiscal 2012 compared to $4,249,000 or $0.15 per diluted Class A Common share and $0.14 per diluted Common share in the same quarter last year.  Net income applicable to Common and Class A Common stockholders for the first nine months of fiscal 2012 was $11,385,000 or $0.40 per diluted Class A Common share and $0.37 per diluted Common share compared to $14,764,000 or $0.53 per diluted Class A Common share and $0.48 per diluted Common share for the same period last year.

FFO and net income applicable to Class A Common and Common stockholders for the nine months ended July 31, 2011 included lease termination income in the amount of $2.99 million relating to a lease termination settlement with a grocery store tenant that vacated its space in the Company's Meriden, CT property prior to expiration of its lease.  The Company re-leased the space to another grocery store tenant that began paying rent related to the new lease in August of fiscal 2011.  In addition, net income and FFO for the nine month periods ended July 31, 2012 and 2011 were reduced by acquisition costs of $296,000 and $66,000, respectively, for property acquisitions in those periods.  Prior to fiscal 2010 these costs were not expensed under generally accepted accounting principles.

Base rental revenue and net operating income (exclusive of the $2.99 million lease termination income in fiscal 2011) from properties owned in the nine month period ended July 31, 2012, when compared to the same period of fiscal 2011, increased by $301,000 and $353,000, respectively.  For the nine months ended July 31, 2012, rental revenues and net operating income from properties acquired in the last quarter of fiscal 2011 and first nine months of fiscal 2012 increased by $2,818,000 and $2,011,000, respectively.  At July 31, 2012, the percentage of the gross leasable area of the Company's core properties that was leased amounted to 91.0%, a decrease of 0.6% from the end of fiscal 2011 and relatively unchanged from last quarter.  The Company has three equity investments in unconsolidated joint ventures (447,000 square feet); at July 31, 2012, those properties were 96.8% leased.

Commenting on the quarter's operating results, Willing L. Biddle, President and Chief Operating Officer of UBP, said, "As we move closer to the end of our fiscal year, our primary goal of leasing the vacant space in our portfolio has not changed.  Overall, we feel good about the direction of the leasing at most of our properties, although we do have three or four properties where the leasing environment coming out of the recession has been more challenging.  For these three or four properties we believe we have a good strategy in place to improve each property's position in its local marketplace and as a result we expect to be successful in leasing the vacant space at those properties.  So far in 2012, we have closed two property acquisitions in our core marketplace and as always, we are in the market to purchase more grocery anchored shopping centers.  We are encouraged to see an uptick in our FFO and our overall operating results this quarter as some of the leasing we completed in late 2011 and 2012 began to come on line without being offset by additional vacancies.  In addition, our results were bolstered by the earnings from the two completed 2012 acquisitions. After adjusting for the $3 million lease termination income from fiscal 2011, our operating results, same store base rental revenue, and same store net operating income are up moderately for the nine months of 2012 when compared with the corresponding period last year.  We look forward to building on that positive momentum.  Looking ahead, we will continue to focus on improving and re-developing our existing portfolio to strengthen it for the long term.  At July 31, 2012, our core portfolio was 91% leased, up modestly from the end of fiscal 2011 but still below our historical norm of 96%. We view this as an opportunity to grow our earnings by leasing these vacancies."

At their regular meeting, the Directors of the Company approved a quarterly dividend on shares of the company's Class A Common Stock and Common Stock.  The quarterly dividend rates approved were $0.2475 for each share of Class A Common Stock and $0.225 for each share of Common Stock. The dividends are payable October 19, 2012 to stockholders of record on October 5, 2012.

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 54 properties containing approximately 4.9 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 171 consecutive quarters of uninterrupted dividends to its shareholders since its inception and raised its dividend to its shareholders for the last 18 consecutive years.

Non-GAAP Financial Measure
Funds from Operations ("FFO")

The Company considers FFO to be a meaningful additional measure of operating performance because it primarily excludes the assumption that the value of its real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the Company.  The Company reports FFO in addition to net income applicable to common shareholders and net cash provided by operating activities.  FFO is helpful as it excludes various items included in net income that are not indicative of the Company's operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  The Company has adopted the definition suggested by the National Association of Real Estate Investment Trusts ("NAREIT").  The Company defines FFO as net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of property plus real estate related depreciation and amortization, and after adjustments for unconsolidated joint ventures.  FFO does not represent cash flows from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs.  FFO should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity.  Since all companies do not calculate FFO in a similar fashion, the Company's calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.
Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.
(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Three and Nine Months Ended 2012 results
 (in thousands, except per share data)

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2012	2011	2012	2011
Revenues
Base rents	$50,984	$48,100	$17,127	$15,986
Recoveries from tenants	15,359	16,042	5,229	5,278
Lease termination income	87	3,131	-	143
Other income	1,805	1,567	727	554
Total Revenues	68,235	68,840	23,083	21,961

Expenses
Property operating	10,797	10,982	3,642	3,319
Property taxes	11,229	10,853	3,775	3,628
Depreciation and amortization	12,508	11,386	4,125	3,793
General and administrative	5,655	5,579	1,847	1,848
Acquisition costs	296	66	3	13
Directors' fees and expenses	201	204	61	52
Total Operating Expenses	40,686	39,070	13,453	12,653

Operating Income	27,549	29,770	9,630	9,308
Non-Operating Income (Expense):
Interest expense	(6,637)	(5,858)	(2,317)	(2,051)
Equity in net income from unconsolidated joint ventures	(43)	266	123	125
Interest, dividends and other investment income	672	635	223	216

Net Income	21,541	24,813	7,659	7,598

Noncontrolling interests:
Net income attributable to noncontrolling interests	(336)	(229)	(165)	(76)
Net income attributable to Urstadt Biddle Properties Inc.	21,205	24,584	7,494	7,522
Preferred stock dividends	(9,820)	(9,820)	(3,273)	(3,273)

Net Income Applicable to Common and Class A Common Stockholders	$11,385	$14,764	$4,221	$4,249

Diluted Earnings Per Share:
Common	$.37	$.48	$.14	$0.14
Class A Common	$.40	$.53	$.15	$0.15

Dividends Per Share:
Common	$.6750	$.6675	$.2250	$.2225
Class A Common	$.7425	$.7350	$.2475	$.2450

Weighted Average Number of Shares Outstanding
Common and Common Equivalent	8,165	7,938	8,268	8,053
Class A Common and Class A Common Equivalent	20,765	20,693	20,801	20,722

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Nine Months and Three Months Ended July 31, 2012 and 2011
 (in thousands, except per share data)

	Nine Months Ended July 31,		Three Months Ended July 31,
	2012	2011	2012	2011
Net Income Applicable to Common and Class A Common Stockholders	$11,385	$14,764	$4,221	$4,249

Real property depreciation	9,841	9,153	3,332	3,092
Amortization of tenant improvements and allowances	2,261	1,811	666	570
Amortization of deferred leasing costs	363	391	112	120
Loss on sale of property	88	-	88	-
Depreciation and amortization on unconsolidated joint ventures	743	488	116	165
Funds from Operations Applicable to Common and Class A Common Stockholders	$24,681	$26,607	$8,535	$8,196

Funds from Operations (Diluted) Per Share:
Common	$.80	$.87	$.27	$.27
Class A Common	$.88	$.95	$.30	$.29

Balance Sheet Highlights
(in thousands)
	July 31,	October 31,
	2012	2011
	(Unaudited)
Assets
Real Estate investments before accumulated depreciation	$659,211	$631,167

Investments in and advances to unconsolidated joint ventures	$26,647	$26,384

Total Assets	$592,881	$576,264

Liabilities
Revolving credit lines	$21,900	$41,850

Mortgage notes payable and other loans	$151,228	$118,135

Total liabilities	$189,888	$175,019

Redeemable Preferred Stock	$96,203	$96,203

Redeemable Noncontrolling Interests	$11,778	$2,824

Total Stockholders' Equity	$295,012	$302,218